Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 18, 2022, with respect to the financial statements of Griffey Global Holdings, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Vector Holding, LLC for the registration of shares of its Class A common stock, Class B-1 common stock, Class B-2 common stock and warrants to purchase common stock.

/s/ Ernst & Young LLP

Seattle, Washington
January 18, 2022